CODORUS VALLEY BANCORP, INC.

Approved: March 8, 2022

CODE OF BUSINESS CONDUCT AND ETHICS

I.PURPOSE AND APPLICATION

The purpose of this Code of Business Conduct and Ethics (this “Code”) is to promote honest and ethical conduct, to focus the Board of Directors and employees of Codorus Valley Bancorp, Inc., and its subsidiaries and affiliates, (the “Company”) on areas of ethical risk, to provide guidance to directors, and employees to help them recognize and deal with ethical issues, to provide mechanisms to report unethical conduct and to help to preserve a culture of honesty and accountability at the Company.

This Code applies to all directors and employees of the Company (each a “Person”).  In addition, certain provisions of this Code apply specifically to the directors and officers of the Company, including, but not limited to the Company’s President and Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents, General Counsel, and all persons performing similar functions (each a “Principal Person”).

II.ADMINISTRATION

This Code will be administered and interpreted by the Company’s General Counsel.  The General Counsel is authorized to formulate and implement rules, procedures, and educational programs designed to promote the effectiveness of this Code and to respond to questions concerning this Code and its application to specific situations.  The Company’s General Counsel will report as necessary to the Audit Committee of the Board of Directors regarding compliance with this Code, but in any event no less frequently than annually.  If questions arise with respect to this Code, they should be referred to the Company’s General Counsel at the earliest possible time.

III.ETHICAL PRINCIPLES

A.Fair Dealing

1.Each Person shall act at all times in good faith, responsibly, with honesty and integrity, and with due care, competence, and diligence, without misrepresenting material facts and without allowing such Person’s independent judgment to be unduly influenced.

2.No Person shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair dealing.

3.Each Person shall at all times proactively promote ethical behavior among peers in the Person’s work environment, and shall not tolerate

-  1  -

any form of harassment, whether based on race, color, religion, gender, national origin, age, disability, veteran status, pregnancy, or sexual orientation.

B.Conflicts of Interest

1.Each Person shall avoid at all times actual or apparent conflicts between  private and Company interests.  A conflict of interest occurs when an individual’s private interest is different from the interests of the Company.  Conflicts of interest include:

•	When a Person, or a member of his or her immediate family, will benefit personally from something the Person does or fails to do that is not in the best interest of the Company;

•	When a Person takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively; and

•	When a Person, or a member of his or her immediate family, receives personal benefits from someone other than the Company as a result of his or her position in the Company.

2.No Person nor any member of his immediate family shall at any time enter into employment positions or consulting arrangements, acquire any ownership interests, or engage in any other activity that may create an actual or apparent conflict of interest between his personal interests and either (a) the interests of the Company, or (b) his ability to perform his duties and responsibilities for the Company.

3.No Person nor any member of his or her immediate family shall solicit or accept any personal benefit from any outside concern from which the Company secures goods or services, which is a customer of the Company, or which is a competitor of the Company, or which is a regulatory agency having jurisdiction over the Company, except only (a) loans from financial institutions on the same terms generally available to its other customers, and (b) entertainment appropriate to the business relationship, extended in the ordinary course of business, in accordance with the Company’s Conflicts of Interest Policy and not intended to influence the actions of the Person or the Company.

4.Each Person shall comply at all times with the Company’s Conflicts of Interest Policy adopted by the Company from time to time.

5.Each Principal Person shall immediately disclose to the Chairman of the Audit Committee any material transaction or relationship that

-  2  -

reasonably could be expected to give rise to any conflict of interest, whether real or perceived.

6.For purposes of this Code, the term “immediate family” includes a Person’s spouse, parents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and other members of their household.

C.Company Information and Confidentiality

1.Any information disclosed by each Person in the performance of his or her duties for the Company shall be full, fair, complete, accurate, objective, relevant, timely, understandable, and not misleading.  Each Person shall share at all times important and relevant knowledge (a) with persons to whom such Person reports, and (b) as is appropriate with persons reporting to such Person.

2.Each Person shall maintain at all times the confidentiality of information acquired in the course of his work except when authorized by the Company or otherwise legally obligated to disclose such information.  No confidential information acquired in the course of work shall be used by any Person for any personal advantage, whether real or perceived.  All Persons shall comply with all confidentiality provisions in agreements to which they or the Company are parties.

3.The term “confidential information” includes, but is not limited to:

• the Company’s business information, records, activities and plans;
• the identity of, or information relating to, merger and acquisition candidates;
• the identity, business information, records, activities and plans of clients and prospective clients;
• the Company’s computer programs, system documentation, and software and technology developments;
• manuals, formulae, processes, methods, ideas, improvements, inventions and compositions;
• security information such as passwords, personal identification numbers, electronic keys and vault combinations,
• reports written to and by regulatory agencies; and
• any additional confidential information described in the Company’s Insider Trading Policy.

4.Each Person shall document and report all of the Company’s business and financial transactions in accordance with the Company’s internal

-  3  -

control procedures.  No Person shall create misleading records or falsify or improperly destroy company documents.

D.Compliance with Laws, Rules and Regulations (including Insider Trading Laws)

1.Each Person shall comply at all times with all rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies, including but not limited to regulations promulgated by the U.S. Securities and Exchange Commission (“SEC”) and any other governmental agencies (“Laws”).  In the event that a Person is ever unsure of any such Laws, the Person shall consult with the General Counsel prior to taking any action.

2.No Person nor any member of his or her immediate family shall at any time buy or sell any security while aware of any material, non-public information relating to the Company or the security.  Each Principal Person and all members of his or her immediate family shall refrain from any trading in any Company securities during black-out periods and shall comply with the Company’s Insider Trading Policy and SEC requirements during non black-out periods.

3.All Persons shall cooperate fully with the people responsible for preparing reports filed with the SEC and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.

E.Corporate Opportunities

1.All Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.  No Person shall:

•	take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of Company property, information or position;

•

make it possible for someone other than the Company to take advantage of an opportunity in any of the Company’s areas of business of which the Person becomes aware in the course of his or her activities on behalf of the Company, unless the company has expressly decided not  to take advantage of the opportunity;

•	otherwise use Company property, information, or position for personal gain; or

•	compete with the Company generally or with regard to specific transactions or opportunities.

-  4  -

F.Improper Use of Corporate Funds or Assets

1.Each Person shall maintain at all times responsible use of and control over all Company assets and resources employed or entrusted to such Person.

2.Each Person shall safeguard against theft, loss, or misuse of any and all property of the Company in the custody or possession of such Person.

3.The following uses of corporate funds or assets are prohibited:

•

Direct or indirect payments, gifts, contributions or offers, or promises of anything of value in the nature of bribes, gratuities, payoffs or kickbacks to domestic or foreign governments, government agencies, business organizations or individuals, or any other effort to obtain favors, including but not limited to inducements to procure orders for the sales of the Company’s goods or services.  Granting lawful customer discounts and allowances in the ordinary course of business is not prohibited by this Code of Ethics provided such discounts and allowances are properly approved and documented.

•

Excessive gifts or gratuities per individual recipient are prohibited without the express consent of a Person’s immediate supervisor (or in the case of the CEO or a Director, the approval of a majority of the Board of Directors).  All gifts and gratuities shall be made in the ordinary course of business and in accordance with the guidelines set forth in the Company’s Conflicts of Interest Policy.

•

Commissions, fees, or similar payments which are not reasonably related in value to the services rendered; or commissions, fees, or similar payments made in exchange for services that are illegal, improper, or violations of this Code in any manner.

•

Direct or indirect contributions of money, property, or resources to the campaign of a candidate for office in the federal government or in any U.S. political party, other than as permitted by law.  Because the laws of various states and foreign countries vary as to the legality of corporate political contributions, all requests for such contributions shall be referred to the Company’s General Counsel.  It is legal and appropriate for individual Persons to make political contributions with their personal funds and on their own behalf; however, such contributions shall not be reimbursed directly or indirectly by the Company.

•	Use of assets, funds, or resources of the Company by Persons or members of their family, which is personal, or not in the furtherance - 5 -

of the business of the Company, or payment by the Company of personal expenses of Persons or members of their family, without the express consent of one’s immediate supervisor (or in the case of the CEO or a Director, the approval of a majority of the Board of Directors).

4.The use of brokers, consultants, distributors, and agents to assist or counsel in the procurement of contracts and the payment of reasonable fees for their services are within the bounds of ordinary business practice and are not contrary to this Code of Ethics.  However, such brokers, consultants, distributors, and agents must perform a bona fide function and actually render bona fide services for the Company.  Such individuals are not to be directly or indirectly related to or subject to the control of a customer, prospective customer, or its managing agents or employees.

G.Compliance and Enforcement

1.Each Person shall be held accountable for full compliance with this Code of Ethics.  In the event that any Person is determined to have violated this Code of Ethics, such violation shall be reported to the Chief Executive Officer and, if the Person is a Principal Person, the Board of Directors of the Company, and that Person shall be subject to all disciplinary action available, including but not limited to immediate termination of employment by the Company, for cause and possible legal prosecution.

2.Any Person, upon receipt of any information of the possible violation of this Code of Ethics, shall immediately report the same.  Possible violations may be reported verbally or in writing and may be reported anonymously.  Failure to report a violation can lead to disciplinary action against the Person who failed to report the violation, which may be as severe as the disciplinary action against the Person who committed the violation.

3.Normally, a possible violation of this Code by an employee other than a Principal Person should be reported to the supervisor of the employee who commits the violation.  That supervisor shall inform the General Counsel and the CEO of such report.  However, any employee may report any possible violation to the General Counsel.  All reports of a possible violation of this Code by a Principal Person should be reported directly to the General Counsel.  If a Person believes that in a particular situation it would not be appropriate to report a possible violation to his or supervisor or the General Counsel, the Person may report the possible violation to the CEO, to the Chairman of the Audit Committee of the Board of Directors, or to any other officer or director to whom the Person believes it would be appropriate to report the possible violation.    The Person may also report the possible violation as provided by the

-  6  -

Whistleblower Policy which is accessed in the Investor Relations section of the Company’s website at www.peoplesbanknet.com.

4.The identity of the Person who reports a possible violation of this Code by another Person will be kept confidential, except to the extent that the reporting Person consents to be identified or that the identification of that reporting Person is required by law.

5.The Company shall not allow retaliation for reports of possible violations of this Code made in good faith.

6.If doubt exists as to the scope or applicability of this Code of Ethics in any particular future instance, the matter shall be reviewed in advance with the manager or supervisor who has the overall responsibility for the operation in which the question arises, or if the request comes from a Principal Person, the matter shall be reviewed in advance with the General Counsel.  Any manager or supervisor receiving such a request shall refer the matter in writing to an immediate supervisor or to the General Counsel of the Company.  The person making the request shall be advised what action, if any, is appropriate under the circumstances.

7.Each Principal Person shall execute this Code of Ethics annually prior to the annual meeting of shareholders of the Company.

H.Change in or Waiver of the Code of Ethics

1.Any waiver of any provision of this Code of Ethics must be approved:

•

With regard to any Principal Person, by the Board of Directors, or if a significant number of its members will be personally affected by the waiver, by a committee of the Board of Directors consisting entirely of directors who will not be personally affected by the waiver;

•

With regard to any employee who is not a Principal Person, by the CEO of the Company or any other person designated by the CEO to waive such provisions, with a report thereof provided to the Board of Directors at their next regularly scheduled meeting.

2.No waiver of any provision of this Code of Ethics with respect to a Principal Person will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver.  The company will promptly disclose on Form 8-K, by means of the filing of such form, any change in or waiver of this Code of Ethics.

-  7  -

3.Any change in or waiver of provisions of this Code of Ethics will be reported in filings with the SEC and otherwise reported to the Company’s shareholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.

I.Execution of Certificate by Persons

In my role as a Person of the Company, I certify to the Company, and to the Audit Committee of the Board of Directors of the Company, that I adhere to and advocate the above principles and responsibilities governing my professional and ethical conduct.

Date:  _____________________________________

Name:  ____________________________________

Signature:__________________________________

-  8  -